UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Jeffrey W. Clarke
   One Dell Way
   TX, Round Rock 78682-2244
2. Date of Event Requiring Statement (Month/Day/Year)
   1/21/2003
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President and General Manager Product Group
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |120308 1              |D               |                                               |
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Common Stock                               |474                   |I               |Employer 401(k)                                |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Nonqualified Stock Optio|2        |9/5/2012 |Common Stock           |100000   |$25.45    |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|3        |3/7/2012 |Common Stock           |100000   |$27.64    |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|4        |9/12/2007|Common Stock           |56000    |$11.025   |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|4        |3/20/2008|Common Stock           |88712    |$12.738   |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|5        |3/23/2011|Common Stock           |26335    |$21.72    |D            |                           |
n                       |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|6        |6/18/2011|Common Stock           |350000   |$24.09    |D            |                           |
n                       |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|7        |2/12/2011|Common Stock           |59005    |$22.94    |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|8        |9/6/2011 |Common Stock           |100000   |$22.10    |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|9        |7/17/2008|Common Stock           |42580    |$28.899   |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|10       |8/22/2010|Common Stock           |79650    |$37.5938  |D            |                           |
n                       |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|4        |3/26/2009|Common Stock           |29799    |$30.43    |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|11       |8/22/2010|Common Stock           |79650    |$37.5938  |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|12       |9/23/2009|Common Stock           |44300    |$44.6875  |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|4        |3/24/2010|Common Stock           |14970    |$45.90    |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Call Options (Obligation|4        |2/21/03  |Common Stock           |31800    |$35       |D            |                           |
 to Sell)               |         |         |                       |         |          |             |                           |
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Call Options (Obligation|4        |5/16/03  |Common Stock           |16000    |$30       |D            |                           |
 to Sell)               |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
1. Represents 112,808 shares held free of restrictions and 7,500 shares of restricted stock scheduled to vest according to the following schedule: 2,500 shares on 8/31 each year from 2003 through 2005.
2. Exercisable according to the following schedule: 20,000 shares on 9/5 of each year from 2003 through 2007.
3. Exercisable according to the following schedule: 20,000 shares on 3/7 of each year from 2003 through 2007.
4. Currently exercisable.
5. Exercisable according to the following schedule: 13,167 shares currently exercisable and 13,168 shares on 3/23/03.
6. Exercisable according to the following schedule: 70,000 shares currently exercisable and 70,000 shares on 6/18 of each year from 2003 through 2006.
7. Exercisable according to the following schedule: 11,801 shares currently exercisable and 11,801 shares on 2/12 each year from 2003 through 2006.
8. Exercisable according to the following schedule: 20,000 shares currently exercisable and 20,000 shares on 9/6 of each year from 2003 through 2006.
9. Exercisable according to the following schedule: 17,032 shares currently exercisable and 8,516 shares on 7/17 each year from 2003 through 2005.
10. Exercisable according to the following schedule: 15,930 shares on 8/22 each year from 2003 through 2007.
11. Exercisable according to the following schedule: 31,860 shares currently exercisable and 15,930 shares on 8/22 each year from 2003 through 2005.
12. Exercisable according to the following schedule: 26,580 shares currently exercisable and 8,860 shares on 9/23/03 and 9/23/04.
SIGNATURE OF REPORTING PERSON
Jeffrey W. Clarke
Thomas H. Welch, Attorney-in-Fact    (Copy of Power of Attorney Attached)